Burke & Herbert Financial Services Corp. Announces Second Quarter 2024 Results and Declares Common Stock Dividend

For Immediate Release
July 26, 2024

Alexandria, VA – Burke & Herbert Financial Services Corp. (the “Company” or “Burke & Herbert”) (Nasdaq: BHRB) reported financial results for the quarter ended June 30, 2024. In addition, at its meeting on July 25, 2024, the board of directors declared a $0.53 per share regular cash dividend to be paid on September 3, 2024, to shareholders of record as of the close of business on August 15, 2024.

Q2 2024 Highlights

•On May 3, 2024, the Company announced the completion of the merger of Summit Financial Group, Inc. ("Summit") with and into Burke & Herbert and the merger of Summit Community Bank, Inc., with and into Burke & Herbert Bank & Trust Company. The merger created a financial holding company with more than $7.8 billion in assets and more than 75 branches across Virginia, West Virginia, Maryland, Delaware, and Kentucky, with more than 800 employees serving our communities.

•Related to the merger, the total aggregate consideration paid was approximately $397.4 million and resulted in approximately $32.8 million of preliminary goodwill subject to adjustment in accordance with ASC 805.

•Reflective of the current expected credit losses (“CECL”) provision expenses related to the day 2 purchase accounting impact from acquired loans and merger related expenses, the Company reported a net loss applicable to common shares of $17.1 million for the quarter; adjusted (non-GAAP1) operating net income applicable to common shares of $25.0 million for the quarter.

•Basic and diluted loss per common share for the quarter was $1.41; adjusted (non-GAAP1) diluted EPS for the quarter was $2.04.

•Net interest income for the quarter was $59.8 million; net interest income on a fully taxable equivalent basis (non-GAAP1) for the quarter was $60.5 million.

•Net interest margin on a fully taxable equivalent basis (non-GAAP1) for the quarter was 4.06%.

•Non-interest expense for the quarter was $64.4 million; adjusted (non-GAAP1) non-interest expense for the quarter was $40.6 million.

•Provision for credit losses (“provision”) of $23.9 million for the quarter; $29.5 million of CECL Day 2 non-purchased credit deteriorated (“non-PCD”) provision expense2.

•Balance sheet remains strong with ample liquidity. Total liquidity, including all available borrowing capacity with cash and cash equivalents, totaled $2.4 billion at the end of the second quarter.

•Ending total loans of $5.6 billion and ending total deposits of $6.6 billion; ending loan-to-deposit ratio of 84.6%.

•Asset quality remains stable across the loan portfolio with adequate reserves.

•The Company continues to be well-capitalized, ending the quarter with 10.9% Common Equity Tier 1 capital to risk-weighted assets3, 13.8% Total risk-based capital to risk-weighted assets3, and a leverage ratio of 9.0%3.

(1) Non-GAAP financial measures referenced in this release are used by management to measure performance in operating the business that management believes enhances investors’ ability to better understand the underlying business performance and trends related to core business activities. Reconciliations of non-GAAP operating measures to the most directly comparable GAAP financial measures are included in the non-GAAP reconciliation tables in this release. Non-GAAP measures should not be used as a substitute for the closest comparable GAAP measurements.
(2) Refers to the initial increase in allowance for credit losses required on acquired non-PCD loans through the provision for credit losses.
(3) Estimated.

From David P. Boyle, Company Chair and Chief Executive Officer

"The consummation of our partnership with Summit brought together two organizations committed to being the quintessential community bank in our markets, where we care about the people who live and work among us. Our results for the second quarter demonstrate the financial benefits of the merger and we look forward to delivering increased value not only for our shareholders but for our customers, employees, and communities."

Results of Operations

Second Quarter 2024

The Company reported second quarter 2024 net loss applicable to common shares of $17.1 million, or $(1.41) per diluted common share.

Included in the second quarter were pre-tax charges of $29.5 million of CECL Day 2 non-PCD provision expense related to the allowance established on acquired non-PCD loans and $23.8 million of expenses related to the merger with Summit. Excluding these items from the current quarter on a tax effected basis, adjusted operating net income was $25.0 million, or $2.04 per diluted share.

•Period-end total loans were $5.6 billion at June 30, 2024, up from $2.1 billion at December 31, 2023, primarily due to the merger.

•Period-end total deposits were $6.6 billion at June 30, 2024, up from $3.0 billion at December 31, 2023, primarily due to the merger.

•Net interest income increased to $59.8 million in the second quarter of 2024 compared to $22.1 million in the first quarter of 2024.

•Net interest margin on a fully taxable equivalent basis increased 138.1 bps to 4.06% compared to 2.68% in the first quarter of 2024, driven by the mix of interest-earning assets added by the merger and the impact of the fair value accretion and amortization marks.

•Accretion income on loans was $13.4 million and the amortization expense impact on interest expense was $2.5 million, or 18.2 bps of net interest margin in the second quarter of 2024.

•The cost of total deposits was 2.43% in the second quarter of 2024 compared to 1.75% in the first quarter of 2024.

•The Company recorded a total provision expense in the second quarter of 2024 of $23.9 million, which included $29.5 million of CECL Day 2 non-PCD provision expense related to the allowance for credit losses established on acquired non-PCD loans and $3.2 million attributable to the provision for unfunded commitments, compared to $0.7 million of total provision recapture in the first quarter of 2024.

•The allowance for credit losses at June 30, 2024, was $68.0 million, or 1.2% of total loans, which included $29.5 million of CECL Day 2 non-PCD provision expense related to acquired non-PCD loans and $23.5 million of allowance related to acquired PCD loans.

•Total non-interest income for the second quarter of 2024 was $9.5 million, an increase of $5.3 million from the first quarter of 2024 due to the merger.

•Non-interest expense for the second quarter of 2024 was $64.4 million and included $23.8 million of merger-related charges.

Regulatory capital ratios4

The Company continues to be well-capitalized with capital ratios that are above regulatory requirements. As of June 30, 2024, our Common Equity Tier 1 capital to risk-weighted asset and Total risk-based capital to risk-weighted asset ratios were 10.9%4 and 13.8%4, respectively, and significantly above the well-capitalized requirements of 6.5% and 10%, respectively. The leverage ratio was 9.0%4 compared to a 5% level to be considered well-capitalized.

Burke & Herbert Bank & Trust Company (“the Bank”), the Company’s wholly-owned bank subsidiary, also continues to be well-capitalized with capital ratios that are above regulatory requirements. As of June 30, 2024, the Bank’s Common Equity Tier 1 capital to risk-weighted asset and Total risk-based capital to risk-weighted asset ratios were 12.4%4 and 13.5%4, respectively, and significantly above the well-capitalized requirements. In addition, the Bank’s leverage ratio of 9.9%4 is considered to be well-capitalized.

For more information about the Company’s financial condition, including additional disclosures pertinent to recent events in the banking industry, please see our financial statements and supplemental information attached to this release.

About Burke & Herbert

Burke & Herbert Financial Services Corp. is the financial holding company for Burke & Herbert Bank & Trust Company. Burke & Herbert Bank & Trust Company is the oldest continuously operating bank under its original name headquartered in the greater Washington, D.C. metropolitan area. With over 75 branches across Delaware, Kentucky, Maryland, Virginia, and West Virginia, Burke & Herbert Bank & Trust Company offers a full range of business and personal financial solutions designed to meet customers’ banking, borrowing, and investment needs. Learn more at investor.burkeandherbertbank.com.

Cautionary Note Regarding Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the beliefs, goals, intentions, and expectations of the Company regarding revenues, earnings, earnings per share, loan production, asset quality, and capital levels, among other matters; our estimates of future costs and benefits of the actions we may take; our assessments of expected losses on loans; our assessments of interest rate and other market risks; our ability to achieve our financial and other strategic goals; the expected cost savings, synergies, returns, and other anticipated benefits from the integration of Summit following the recently completed merger of Summit with and into the Company; and other statements that are not historical facts.

Forward–looking statements are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “will,” “should,” and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. Additionally, forward–looking statements speak only as of the date they are made; the Company does not assume any duty, does not undertake, and specifically disclaims any obligation to update such forward–looking statements, whether written or oral, that may be made from time to time, whether because of new information, future events, or otherwise, except as required by law. Furthermore, because forward–looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those indicated in or implied by such forward-looking statements because of a variety of factors, many of which are beyond the control of the Company. Accordingly, you should not place undue reliance on forward-looking statements.

(4) Estimated.

The risks and uncertainties that could cause actual results to differ from those described in the forward-looking statements include, but are not limited to, the following: costs or difficulties associated with newly developed or acquired operations; risks related to our ability to successfully integrate Summit into the Company and operate the combined company; changes in general economic trends (either nationally or locally in the areas in which we conduct, or will conduct, business), including inflation, interest rates, market and monetary fluctuations; increased competition; changes in consumer demand for financial services; our ability to control costs and expenses; adverse developments in borrower industries or declines in real estate values; changes in and compliance with federal and state laws and regulations that pertain to our business and capital levels; our ability to raise capital as needed; the effects of any cybersecurity breaches; and the other factors discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Company’s Annual Report on Form 10–K for the year ended December 31, 2023, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, and other reports the Company files with the SEC.

Burke & Herbert Financial Services Corp.
Consolidated Statements of Income (unaudited)
(In thousands)

	Three months ended June 30		Six months ended June 30
	2024	2023	2024	2023
Interest income
Taxable loans, including fees	$81,673	$25,300	$109,718	$48,060
Tax-exempt loans, including fees	33	—	33	—
Taxable securities	10,930	9,419	19,873	19,221
Tax-exempt securities	2,556	1,409	3,917	2,867
Other interest income	905	988	1,301	1,296
Total interest income	96,097	37,116	134,842	71,444
Interest expense
Deposits	30,373	10,030	43,304	15,431
Borrowed funds	4,071	3,279	7,726	7,417
Subordinated debt	1,860	—	1,860	—
Other interest expense	28	15	56	30
Total interest expense	36,332	13,324	52,946	22,878
Net interest income	59,765	23,792	81,896	48,566

Credit loss expense - loans and available-for-sale securities	20,100	(97)	19,430	834
Credit loss expense - off-balance sheet credit exposures	3,810	311	3,810	(105)
Total provision for (recapture of) credit losses	23,910	214	23,240	729
Net interest income after credit loss expense	35,855	23,578	58,656	47,837

Non-interest income
Fiduciary and wealth management	2,211	1,305	3,630	2,642
Service charges and fees	4,088	1,741	5,694	3,376
Net gains (losses) on securities	613	(111)	613	(111)
Income from company-owned life insurance	922	571	1,469	1,131
Other non-interest income	1,671	1,119	2,353	1,801
Total non-interest income	9,505	4,625	13,759	8,839

Non-interest expense
Salaries and wages	20,895	9,922	30,413	19,416
Pensions and other employee benefits	5,303	2,406	7,668	4,874
Occupancy	2,997	1,545	4,535	3,002
Equipment rentals, depreciation and maintenance	12,663	1,457	13,944	2,796
Other operating	22,574	6,018	29,037	11,625
Total non-interest expense	64,432	21,348	85,597	41,713
Income (loss) before income taxes	(19,072)	6,855	(13,182)	14,963

Income tax expense (benefit)	(2,153)	821	(1,475)	1,405
Net income (loss)	(16,919)	6,034	(11,707)	13,558
Preferred stock dividends	225	—	225	—
Net income (loss) applicable to common shares	$(17,144)	$6,034	$(11,932)	$13,558

Burke & Herbert Financial Services Corp.
Consolidated Balance Sheets
(In thousands)

	June 30, 2024	December 31, 2023
	(Unaudited)	(Audited)
Assets
Cash and due from banks	$35,072	$8,896
Interest-earning deposits with banks	176,848	35,602
Cash and cash equivalents	211,920	44,498
Securities available-for-sale, at fair value	1,414,870	1,248,439
Restricted stock, at cost	15,169	5,964
Loans held-for-sale, at fair value	3,268	1,497
Loans	5,616,724	2,087,756
Allowance for credit losses	(68,017)	(25,301)
Net loans	5,548,707	2,062,455
Property held-for-sale	3,334	—
Premises and equipment, net	135,581	61,128
Accrued interest receivable	33,371	15,895
Intangible assets	65,895	—
Goodwill	32,783	—
Company-owned life insurance	182,112	94,159
Other assets	163,183	83,544
Total Assets	$7,810,193	$3,617,579

Liabilities and Shareholders’ Equity
Liabilities
Non-interest-bearing deposits	$1,397,030	$830,320
Interest-bearing deposits	5,242,541	2,171,561
Total deposits	6,639,571	3,001,881
Short-term borrowings	285,161	272,000
Subordinated debentures, net	92,178	—
Subordinated debentures owed to unconsolidated subsidiary trusts	16,886	—
Accrued interest and other liabilities	83,271	28,948
Total Liabilities	7,117,067	3,302,829

Shareholders’ Equity
Preferred stock and surplus	10,413	—
Common Stock	7,752	4,000
Common stock, additional paid-in capital	399,553	14,495
Retained earnings	403,422	427,333
Accumulated other comprehensive income (loss)	(100,430)	(103,494)
Treasury stock	(27,584)	(27,584)
Total Shareholders’ Equity	693,126	314,750
Total Liabilities and Shareholders’ Equity	$7,810,193	$3,617,579

Burke & Herbert Financial Services Corp.
Supplemental Information (unaudited)
As of or for the three months ended
(In thousands, except ratios and per share amounts)

	June 30	March 31	December 31	September 30	June 30
	2024	2024	2023	2023	2023

Per common share information
Basic earnings (loss)	$(1.41)	$0.70	$0.68	$0.55	$0.81
Diluted earnings (loss)	(1.41)	0.69	0.67	0.55	0.80
Cash dividends	0.53	0.53	0.53	0.53	0.53
Book value	45.72	42.92	42.37	36.46	39.05
Tangible book value (non-GAAP1)	39.11	42.92	42.37	36.46	39.05

Balance sheet-related (at period end, unless indicated)
Assets	$7,810,193	$3,696,390	$3,617,579	$3,585,188	$3,569,226
Average earning assets	5,994,383	3,377,092	3,332,733	3,337,282	3,379,534
Loans (gross)	5,616,724	2,118,155	2,087,756	2,070,616	2,000,969
Loans (net)	5,548,707	2,093,549	2,062,455	2,044,505	1,975,050
Securities, available-for-sale, at fair value	1,414,870	1,275,520	1,248,439	1,224,395	1,252,190
Intangible assets	65,895	—	—	—	—
Goodwill	32,783	—	—	—	—
Non-interest-bearing deposits	1,397,030	822,767	830,320	853,385	876,396
Interest-bearing deposits	5,242,541	2,167,346	2,171,561	2,132,233	2,128,867
Deposits, total	6,639,571	2,990,113	3,001,881	2,985,618	3,005,263
Brokered deposits	403,668	370,847	389,011	389,018	389,051
Uninsured deposits	1,931,786	700,846	677,308	670,735	681,908
Short-term borrowings	285,161	360,000	272,000	299,000	249,000
Subordinated debt, net	109,064	—	—	—	—
Unused borrowing capacity[5]	2,162,112	704,233	914,980	883,525	958,962
Total equity	693,126	319,308	314,750	270,819	290,072
Total common equity	682,713	319,308	314,750	270,819	290,072
Accumulated other comprehensive income (loss)	(100,430)	(100,954)	(103,494)	(146,159)	(126,177)

(5) Includes Federal Home Loan Bank, Borrower-in-Custody (BIC), and correspondent bank availability.

Burke & Herbert Financial Services Corp.
Supplemental Information (unaudited)
As of or for the three months ended
(In thousands, except ratios and per share amounts)

	June 30	March 31	December 31	September 30	June 30
	2024	2024	2023	2023	2023
Income statement
Interest income	$96,097	$38,745	$38,180	$37,272	$37,116
Interest expense	36,332	16,614	15,876	14,383	13,324
Non-interest income	9,505	4,254	4,824	4,289	4,625
Total revenue (non-GAAP1)	69,270	26,385	27,128	27,178	28,417
Non-interest expense	64,432	21,165	22,300	22,423	21,348
Pretax, pre-provision earnings (non-GAAP1)	4,838	5,220	4,828	4,755	7,069
Provision for (recapture of) credit losses	23,910	(670)	(750)	235	214
Income (loss) before income taxes	(19,072)	5,890	5,578	4,520	6,855
Income tax expense (benefit)	(2,153)	678	500	464	821
Net income (loss)	(16,919)	5,212	5,078	4,056	6,034
Preferred stock dividends	225	—	—	—	—
Net income (loss) applicable to common shares	$(17,144)	$5,212	$5,078	$4,056	$6,034

Ratios
Return on average assets (annualized)	(1.06)%	0.58%	0.56%	0.45%	0.67%
Return on average equity (annualized)	(12.44)	6.67	7.30	5.60	8.34
Net interest margin (non-GAAP1)	4.06	2.68	2.70	2.76	2.87
Efficiency ratio	93.02	80.22	82.20	82.50	75.12
Loan-to-deposit ratio	84.59	70.84	69.55	69.35	66.58
Common Equity Tier 1 (CET1) capital ratio[6]	10.92	16.56	16.85	16.44	17.60
Total risk-based capital ratio[6]	13.82	17.54	17.88	17.48	18.71
Leverage ratio[6]	9.04	11.36	11.31	11.32	11.20

(6) Estimated.

Burke & Herbert Financial Services Corp.
Non-GAAP Reconciliations (unaudited)
(In thousands, except ratios and per share amounts)

Operating net income, adjusted diluted EPS, and adjusted non-interest expense (non-GAAP)
	For the three months ended
	June 30	March 31	December 31	September 30	June 30
	2024	2024	2023	2023	2023
Net income (loss) applicable to common shares	$(17,144)	$5,212	$5,078	$4,056	$6,034
Add back significant items (tax effected):
Listing-related	—	—	—	—	79
Merger-related	18,806	537	1,141	1,592	92
Day 2 non-PCD Provision	23,305	—	—	—	—
Total significant items	42,111	537	1,141	1,592	171
Operating net income	$24,967	$5,749	$6,219	$5,648	$6,205

Weighted average dilutive shares	12,262,979	7,527,489	7,508,289	7,499,278	7,514,955
Adjusted diluted EPS[7]	$2.04	$0.76	$0.83	$0.75	$0.83

Non-interest expense	$64,432	$21,165	$22,300	$22,423	$21,348
Remove significant items:
Listing-related	—	—	—	—	100
Merger-related	23,805	680	1,444	2,015	116
Total significant items	$23,805	$680	$1,444	$2,015	$216
Adjusted non-interest expense	$40,627	$20,485	$20,856	$20,408	$21,132

Operating net income is a non-GAAP measure that is derived from net income adjusted for significant items. The Company believes that operating net income is useful in periods with certain significant items, such as listing-related, merger-related expenses, or Day 2 non-PCD provision. The operating net income is more reflective of management’s ability to grow the business and manage expenses. Adjusted non-interest expense also removes these significant items such as listing-related and merger-related expenses. Management believes it represents a more normalized non-interest expense total for periods with identified significant items.

Total Revenue (non-GAAP)
	For the three months ended
	June 30	March 31	December 31	September 30	June 30
	2024	2024	2023	2023	2023
Interest income	$96,097	$38,745	$38,180	$37,272	$37,116
Interest expense	36,332	16,614	15,876	14,383	13,324
Non-interest income	9,505	4,254	4,824	4,289	4,625
Total revenue (non-GAAP)	$69,270	$26,385	$27,128	$27,178	$28,417

(7) Weighted average diluted shares for Q2 2024 calculated only for computation of adjusted diluted EPS. Weighted average diluted shares for GAAP diluted EPS are the same as shares for calculating basic EPS due to the antidilutive effect of the diluted shares when considering the GAAP net loss for the quarter.

Burke & Herbert Financial Services Corp.
Non-GAAP Reconciliations (unaudited)
(In thousands, except ratios and per share amounts)
Total revenue is a non-GAAP measure and is derived from total interest income less total interest expense plus total non-interest income. We believe that total revenue is a useful tool to determine how the Company is managing its business and demonstrates how stable our revenue sources are from period to period.

Pretax, Pre-Provision Earnings (non-GAAP)
	For the three months ended
	June 30	March 31	December 31	September 30	June 30
	2024	2024	2023	2023	2023
Income (loss) before taxes	$(19,072)	$5,890	$5,578	$4,520	$6,855
Provision for (recapture of) credit losses	23,910	(670)	(750)	235	214
Pretax, pre-provision earnings (non-GAAP)	$4,838	$5,220	$4,828	$4,755	$7,069

Pretax, pre-provision earnings is a non-GAAP measure and is based on adjusting income before income taxes and to exclude provision for (recapture of) credit losses. We believe that pretax, pre-provision earnings is a useful tool to help evaluate the ability to provide for credit costs through operations and provides an additional basis to compare results between periods by isolating the impact of provision for (recapture of) credit losses, which can vary significantly between periods.

Tangible Common Equity (non-GAAP)
	For the three months ended
	June 30	March 31	December 31	September 30	June 30
Actual balances	2024	2024	2023	2023	2023
Common shareholders' equity	$682,713	$319,308	$314,750	$270,819	$290,072
Less:
Intangible assets	65,895	—	—	—	—
Goodwill	32,783	—	—	—	—
Tangible common equity (non-GAAP)	$584,035	$319,308	$314,750	$270,819	$290,072
Shares outstanding at end of period	14,932,169	7,440,025	7,428,710	7,428,710	7,428,710
Tangible book value per common share	$39.11	$42.92	$42.37	$36.46	$39.05

In management's view, tangible common equity measures are capital adequacy metrics that may be meaningful to the Company, as well as analysts and investors, in assessing the Company's use of equity and in facilitating comparisons with peers. These non-GAAP measures are valuable indicators of a financial institution's capital strength because they eliminate intangible assets from stockholders' equity and retain the effect of accumulated other comprehensive income/(loss) in stockholders' equity.

Burke & Herbert Financial Services Corp.
Non-GAAP Reconciliations (unaudited)
(In thousands, except ratios and per share amounts)

Net Interest Margin & Taxable-Equivalent Net Interest Income (non-GAAP)
	As of or for the three months ended
	June 30	March 31	December 31	September 30	June 30
	2024	2024	2023	2023	2023
Net interest income	$59,765	$22,131	$22,304	$22,889	$23,792
Taxable-equivalent adjustments	688	362	365	366	375
Net interest income (Fully Taxable-Equivalent - FTE)	$60,453	$22,493	$22,669	$23,255	$24,167

Average earning assets	$5,994,383	$3,377,092	$3,332,733	$3,337,282	$3,379,534
Net interest margin (non-GAAP)	4.06%	2.68%	2.70%	2.76%	2.87%

The interest income earned on certain earning assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of net interest income, we use net interest income on a fully taxable-equivalent (FTE) basis by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. FTE net interest income is calculated by adding the tax benefit on certain financial interest earning assets, whose interest is tax-exempt, to total interest income then subtracting total interest expense. Management believes FTE net interest income is a standard practice in the banking industry, and when net interest income is adjusted on an FTE basis, yields on taxable, nontaxable, and partially taxable assets are comparable; however, the adjustment to an FTE basis has no impact on net income and this adjustment is not permitted under GAAP. FTE net interest income is only used for calculating FTE net interest margin, which is calculated by annualizing FTE net interest income and then dividing by the average earning assets. The tax-rate used for this adjustment is 21%. Net interest income shown elsewhere in this presentation is GAAP net interest income.